UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☐                             Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)

LIGHTPATH TECHNOLOGIES, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LightPath Technologies, Inc.

Annual Meeting of Stockholders

February 3, 2011

Notice and Proxy Statement

January 3, 2011
Dear LightPath Stockholder:

I am pleased to invite you to the Annual Meeting of the Stockholders of LightPath Technologies, Inc.  The meeting will be held on Thursday, February 3, 2011 at 11:00 a.m. EST at the Hyatt Regency Orlando International Airport Hotel.  The address is 9300 Airport Boulevard, Orlando, FL 32827.

At the meeting, you and the other stockholders will be asked to elect directors, participate in stockholder advisory votes on our named executive officer compensation and the frequency that stockholder advisory votes on our executive  compensation will be taken, and ratify our independent auditor. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions.

The enclosed Notice and Proxy Statement contain details concerning the foregoing items and any other business to be conducted at the Annual Meeting.  Other detailed information about LightPath and its operations, including its audited financial statements, are included in our Annual Report on Form 10-K, a copy of which is enclosed.  We urge you to read and consider these documents carefully.

We hope you can join us at the meeting.  Whether or not you expect to attend, please read the enclosed Proxy Statement, mark your votes on the enclosed proxy card, sign and date it, and return it to us in the enclosed postage-paid envelope.  Your vote is important, so please return your proxy card promptly.

Sincerely,

Robert Ripp
Chairman of the Board

Corporate Headquarters

2603 Challenger Tech Court, Suite 100 * Orlando, Florida USA 32826 * 407-382-4003

LIGHTPATH TECHNOLOGIES, INC.
2603 Challenger Tech Court, Suite 100
Orlando, Florida USA 32826

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, February 3, 2011

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of LightPath Technologies, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, February 3, 2011 at 11:00 a.m. EST at the Hyatt Regency Orlando International Airport Hotel.  The address is 9300 Airport Boulevard, Orlando, FL 32827 for the following purposes:

1.	To elect Class I directors to the Company’s Board of Directors;

2.	To ratify the selection of Cross, Fernandez & Riley LLP as independent public accountant;

3.
To hold a stockholder advisory vote on the compensation of our named executive officers disclosed in this proxy statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K (a “say-on-pay” vote);

4.	To hold a stockholder advisory vote on the frequency that stockholder advisory votes to approve the compensation of our named executive officers will be taken (a “say on-frequency” vote); and

5.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is December 13, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

J. James Gaynor
President & Chief Executive Officer
Orlando, Florida
January 3, 2011

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, if a broker holds your shares of record, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
 To be held February 3, 2011

LIGHTPATH TECHNOLOGIES, INC.
2603 Challenger Tech Court, Suite 100
Orlando, Florida USA 32826

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of LightPath Technologies, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held Thursday, February 3, 2011 at 11:00 a.m. EST, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at 11:00 a.m. EST at the Hyatt Regency Orlando International Airport Hotel.  The address is 9300 Airport Boulevard, Orlando, FL 32827.

References in this proxy statement to “LightPath”, “we”, “us”, “our”, or the “Company” refers to LightPath Technologies, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 3, 2011.

This proxy statement, the enclosed proxy card, and the Annual Report on Form 10-K for the fiscal year ended on June 30, 2010, are made available to you on our website, www.lightpath.com.  With respect to the Annual Meeting and all of our future shareholder meetings, please contact Dorothy Cipolla at 1-800-472-3486 ext. 305, or dcipolla@lightpath.com to request a copy of the proxy statement, annual report or proxy card or to obtain directions to such meeting.

 Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on Thursday, February 3, 2011 at 11:00 a.m. EST at the Hyatt Regency Orlando International Airport Hotel.  The address is 9300 Airport Boulevard, Orlando, FL 32827. You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about January 3, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on December 13, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 10,141,295 shares (including all restricted stock awards at such date) of Class A common stock (our only class of common stock) outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on December 13, 2010, your shares were registered directly in your name with our transfer agent, Registrar and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.  Even if you fill out and return your proxy, you may still vote in person if you are able to attend the meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on December 13, 2010 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

The following matters are scheduled for the Annual Meeting: (i) the election of two Class I directors to our Board of Directors; (ii) the ratification of the selection of Cross, Fernandez & Riley LLP as independent auditor; (iii) an advisory vote of the compensation of our named executive officers disclosed in this proxy statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K (a “say-on-pay” vote); and (iv) an advisory vote on the frequency that stockholder advisory votes to approve the compensation of our named executive officers will be taken (a “say-on-frequency” vote).

A vote may also be held on any other business as may properly come before the Annual Meeting or any postponement or adjournment thereof, although there is no other business anticipated to come before the Annual Meeting.

Why is it important for me to vote?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not direct your broker how to vote your shares, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a “broker non-vote”). The ratification of the appointment of our independent public accountant under Proposal No. 2 is a “discretionary” matter.  The election of directors under Proposal No. 1, the say-on-pay vote under Proposal No. 3 and the say-on-frequency vote under Proposal No. 4 are “non-discretionary” items.

How do I vote?

With regard to the election of directors, you may vote “For” all nominees listed or you may vote “Against” any or all of the nominees.  With regard to the ratification of the appointment of our independent public accountant, you may vote “For” or “Against” or abstain from voting. With regard to the say-on-pay vote, you may vote “For” approval of the compensation of our named executive officers, “Against” the approval of the compensation of our named executive officers, or abstain from voting. With regard to the say-on-frequency vote you may vote “Every 1 year”, “Every 2 years”, “Every 3 years” or abstain from voting.  For all other matters, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•           To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•           To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from LightPath. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

If you fail to complete a proxy card or provide your broker with voting instructions at least ten days before the meeting, your broker will be unable to vote on the election of directors, the say-on-pay vote or the say-on-frequency vote.  Your broker may use his or her discretion to cast a vote on any other routine or discretionary matter.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of December 13, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” all nominees listed for Proposal No. 1, “For” the ratification of our independent public accountant for Proposal No. 2, “For” the compensation of our named executive officers disclosed in this proxy statement under the section titled “Executive Compensation”, including the compensation tables and other narrative disclosures therein, required by Item 402 of SEC Regulation S-K for Proposal No. 3, and “Every 3 years” for approval of the frequency that stockholder advisory votes to approve the compensation of our named executive officers will be taken for Proposal No. 4. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

LightPath will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What is “householding”?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means convenience for security holders and cost savings for companies.

A number of brokers with account holders who are LightPath stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and also notify us by sending your written request to Investor Relations, LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826 or by calling Investor Relations at 407-382-4003, ext. 314.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should also contact their broker and notify us in writing or by telephone.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•           You may submit another properly completed proxy card with a later date.

•           You may send a written notice that you are revoking your proxy to LightPath’s Secretary at 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826.

•           You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For”, “Against”, “Withhold Authority” and “Abstain” as applicable, and other votes, abstentions and broker non-votes. A broker “non-vote” occurs when a nominee/broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee/broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.  Abstentions will have the same effect as “Against” votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

How many votes are needed to approve the proposals?

With regard to Proposal No. 1 (election of directors), the two nominees receiving a plurality of the votes cast at the meeting will be elected as directors of the Company.  A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

With regard to Proposal No. 2 (ratification of independent auditor), a majority of the votes cast at the meeting will ratify Cross, Fernandez & Riley LLP as independent auditor of the Company.

With regard to Proposal No. 3 (say-on-pay vote), a majority of the votes cast at the meeting will approve our named executive officer compensation as disclosed in the proxy statement under the section titled “Executive Compensation”, including the compensation tables and other narrative disclosures therein, required by Item 402 of SEC Regulation S-K.

With regard to Proposal No. 4 (say-on-frequency vote), the frequency choice receiving a plurality of the votes cast at the meeting will determine how often stockholders will vote, on an advisory basis, on named executive officer compensation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of Class A common stock entitled to vote is represented by votes at the meeting or by proxy. On the record date, there were 10,141,295 outstanding shares (including all restricted stock awards at such date) entitled to vote. Thus 5,070,648 must be represented by votes at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. LightPath will subsequently file a Current Report on Form 8-K within four business days following such results becoming final  indicating the results from the Annual Meeting.

When are stockholder proposals for the 2012 Annual Meeting due?

Stockholders interested in presenting a proposal to be considered for inclusion in next year’s proxy statement and form of proxy may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the Company’s By-laws.  To be considered for inclusion, stockholder proposals must be submitted in writing to the Corporate Secretary, LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826 before September 3, 2011, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement, and must be in compliance with all applicable laws and regulations.

If a stockholder wishes to present a proposal at the 2012 Annual Meeting, but the proposal is not intended to be included in the Company's proxy statement relating to the meeting, the stockholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the By-laws (the "By-law Deadline").  Under the Company’s By-laws, in order for a proposal to be timely, it must be received by the Company no later than 60 days, nor earlier than 90 days, prior to the annual meeting date.  If a stockholder gives notice of such a proposal after the By-law Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

Furthermore, Rule 14a-4 under the Securities Exchange Act also establishes a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline").  The Discretionary Vote Deadline for the 2012 Annual Meeting is November 18, 2011 (45 calendar days prior to the anniversary of the mailing date of this proxy statement).  If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2012 Annual Meeting.  A properly submitted proposal received after the Discretionary Vote Deadline but before the By-law Deadline would be eligible to be presented at the annual meeting, however, the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

How do I get a copy of the exhibits filed with the Company’s Form 10-K?

A copy of the Company’s Annual Report for 2010, which contains the Company’s Form 10-K for the fiscal year ended June 30, 2010, and consolidated financial statements, has been delivered to you with this proxy statement. We will provide to any stockholder as of the Record Date, who so specifically requests in writing, a copy of the exhibits filed with the Company’s Form 10-K.  Requests for such copies should be directed to Investor Relations at 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826.  In addition, copies of all exhibits filed electronically by the Company may be reviewed and printed from the SEC website at http://www.sec.gov under the EDGAR archives section.

Where can I get information regarding how to send communications to the Board of Directors and the Company’s policy regarding Board member’s attendance at annual meetings?

The Board of Directors provides a process for stockholders to send communications to the Board of Directors and has adopted a policy regarding Board member’s attendance at annual meetings.  Information regarding these matters is contained on our website at http://www.lightpath.com under “Investor Relations,” “FAQs.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

LightPath’s Board of Directors is divided into three classes, denoted as Class I, Class II and Class III, serving staggered three-year terms with one class elected at the annual meeting of stockholders.  The current Board of Directors consists of:

Class I	Class II	Class III
Robert Ripp J. James Gaynor	Sohail Khan Dr. Steven Brueck	Louis Leeburg Gary Silverman

The Class I directors’ term expires at this annual meeting of stockholders.  The Class III directors’ term expires at the annual meeting of stockholders proposed to be held in 2012.  The Class II directors’ term expires at the annual meeting of stockholders proposed to be held in 2013.

Pursuant to the Company’s Certificate of Incorporation and By-laws, the current Board of Directors or the stockholders may nominate persons for election to the Board of Directors.  In accordance with such governing documents and upon the recommendation of the Board of Directors, Robert Ripp and J. James Gaynor, who are both current members of the Board of Directors, have been nominated by the Board of Directors to serve as Class I directors for a term ending at the third successive annual meeting of stockholders following this Annual Meeting of stockholders, or until their successor has been duly elected and qualified.

The individual named as proxy will vote the enclosed proxy “FOR” the election of Mr. Ripp and Mr. Gaynor unless you direct them to withhold your votes.  If Mr. Ripp or Mr. Gaynor become unable or unwilling to serve as a director before the Annual Meeting, an event which is not presently anticipated, discretionary authority may be exercised by the person named as proxy to vote for substitute nominees proposed by the Board of Directors, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the present membership of the Board to the number of nominees available.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
THE ELECTION OF CLASS I DIRECTORS

Each of our directors and officers serves until his or her successor is elected and qualified.  The names and ages of our directors and officers, the years they became directors or officers, their principal occupations or employment for at least the past five years and certain of their other directorships are set forth below.

Class I Directors

Robert Ripp, 69 Director (Chairman of the Board)
Mr. Ripp has served as a director of the Company since 1999 and as Chairman of the Board since November 1999. During portions of fiscal year 2002 he also served as the Company’s Interim President and Chief Executive Officer.  Mr. Ripp held various executive positions at AMP Incorporated (“AMP”) from 1994 to 1999, including serving as Chairman and Chief Executive Officer of AMP from August 1998 until April 1999, when AMP was sold to TYCO International Ltd.  Mr. Ripp previously spent 29 years with IBM of Armonk, New York.  He held positions in all aspects of operations within IBM culminating in the last four years as Vice President and Treasurer. He retired from IBM in 1993. Mr. Ripp graduated from Iona College and received a Masters of Business Administration degree from New York University.  Mr. Ripp is currently on the board of directors of Ace, Ltd., and PPG Industries, both of which are listed on the New York Stock Exchange.  Mr. Ripp also serves on the Company’s Compensation and Finance Committees. Mr. Ripp has dedicated over ten year of service to the Company. His extensive executive management experience, in addition to his financial expertise gained from various executive positions, qualify him for service as a director of our Company.

J. James Gaynor, 59 President & Chief Executive Officer, Director
Mr. Gaynor was appointed as President & Chief Executive Officer and as a director on February 1, 2008 and prior to that served as Interim Chief Executive Officer from September 18, 2007. Mr. Gaynor previously served as the Company’s Corporate Vice President of Operations since July 2006. Mr. Gaynor is a mechanical engineer with over 25 years business and manufacturing experience in volume component manufacturing in the electronics and optics industries. Prior to joining the Company, from August 2002 to July 2006, Mr. Gaynor was Director of Operations and Manufacturing for Puradyn Filter Technologies. Previous to that, he was Vice President of Operations and General Manager for JDS Uniphase Corporation’s Transmission Systems Division. He has also held executive positions with Spectrum Control, Rockwell International and Corning Glass Works. His experience includes various engineering, manufacturing and management positions in specialty glass, electronics, telecommunications components and mechanical assembly operations. His global business experience encompasses strategic planning, budgets, capital investment, employee development, and cost reduction, acquisitions and business start-up and turnaround success. Mr. Gaynor holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and has worked in the manufacturing industries since 1976. Mr. Gaynor has an in-depth knowledge of the optics industry gained through over 25 years of working in various capacities in the industry. Mr. Gaynor understands the engineering aspects of our business, due to his engineering background, and has the management experience necessary to lead our Company and serve as a director.

Class II Directors

Sohail Khan, 56 Director
Mr. Khan has served as a director of the Company since February 2005. Mr. Khan serves on the board of directors for Gainspan Corporation and is currently President and Chief Executive Officer of SiGe Semiconductor (“SiGe”). Prior to SiGe, Mr. Khan was Entrepreneur in Residence and Operating Partner of Bessemer Venture Partners, a venture capital group focused on technology investments. From 1996 to 2006 he held various executive positions with Agere Systems/Lucent Technologies ending as Executive Vice President and Chief Strategy & Development Officer of Agere Systems. Mr. Khan has also held various management positions at NEC Electronics, Intel and the National Engineering Services of Pakistan. Mr. Khan received a Bachelor of Science in Electrical Engineering from the University of Engineering and Technology in Pakistan. Additionally, he received a Masters of Business Administration from the University of California at Berkeley. Mr. Khan’s experience in venture financing, specifically technology investments, is an invaluable asset Mr. Khan contributes to the Board composition. In addition, Mr. Khan’s significant experience in executive management positions at various manufacturing companies, as well as his background in engineering qualifies him for service as a director of our Company.

Dr. Steven Brueck, 66 Director
Dr. Brueck has served as a director of the Company since July 2001. He is the Director of the Center for High Technology Materials (CHTM) and Professor of Electrical and Computer Engineering and Professor of Physics at the University of New Mexico in Albuquerque, New Mexico, which he joined in 1985. He is a graduate of Columbia University with a Bachelor of Science degree in Electrical Engineering and a graduate of the Massachusetts Institute of Technology where he received his Masters of Science degree in Electrical Engineering and Doctorate of Science degree in Electrical Engineering. Dr. Brueck is a fellow of the OSA, the IEEE and the AAAS. Dr. Brueck serves on the Company’s Audit Committee. Dr. Brueck’s background in engineering and his significant experience in research and materials systems qualify him for service as a director of our Company.

Class III Directors

Louis Leeburg, 57 Director
Mr. Leeburg has served as a director of the Company since May 1996.  Mr. Leeburg is currently a self-employed business consultant.  From 1988 until 1993 he was the Vice President for Finance of The Fetzer Institute, Inc. From 1980 to 1988 he was in financial positions with different organizations with an emphasis in investment management.  Mr. Leeburg was an audit manager for Price Waterhouse & Co. until 1980.  Mr. Leeburg is currently on the board of directors of BioValve Inc., a private venture capital backed company. Mr. Leeburg received a Bachelor of Science degree in Accounting from Arizona State University.  He is a member of Financial Foundation Officers Group and the treasurer and trustee for the John E. Fetzer Memorial Trust Fund and The Institute for Noetic Sciences.  Mr. Leeburg also serves on the Company’s Audit and Finance Committees. Mr. Leeburg has a broad range of experience in accounting and financial matters.  His expertise gained in his role as an audit manager for Price Waterhouse & Co. and his service as Vice President of Finance of the Fetzer Institute, Inc. add invaluable knowledge to our Board and qualify him for service as a director of our Company.

Gary Silverman, 71 Director
Mr. Silverman has served as a director of the Company since September 2001.  Mr. Silverman is currently the managing partner of GWS Partners, established in 1995 to conduct searches for senior-level executives and board of director candidates for a broad cross section of publicly held corporations.  From 1983 to 1995 he worked for Korn/Ferry International as an executive recruiter and held the position of Managing Director. He spent fourteen years with Booz, Allen & Hamilton, and in his last position as Vice President and Senior Client Officer was responsible for generation of new business, the management of client assignments and the development of professional staff.  Mr. Silverman is a graduate of the University of Illinois with both a Bachelor of Science degree and Masters of Science degree in Finance.  Mr. Silverman also serves on the Company’s Compensation Committee and Audit Committee. Mr. Silverman contributes a unique attribute to our Board in that he has extensive experience in the human resources aspect of our Company. Mr. Silverman’s background in advising companies in the development of professional staff qualifies him for service as a director of our Company.

Executive Officers Who Do Not Serve as Directors

Dorothy Cipolla, 54 Chief Financial Officer, Secretary and Treasurer
Ms. Cipolla has been the Company’s Chief Financial Officer, Secretary and Treasurer since February 2006. Ms. Cipolla was Chief Financial Officer and Secretary of LaserSight Technologies, Inc., (“LaserSight”) from March 2004 to February 2006. Prior to joining LaserSight, she served in various financial management positions. From 1994 to 1999, she was Chief Financial Officer and Treasurer of Network Six, Inc., a NASDAQ-listed professional services firm. From 1999 to 2002, Ms. Cipolla was Vice President of Finance with Goliath Networks, Inc., a privately held network consulting company. From 2002 to 2003, Ms. Cipolla was Department Controller of Alliant Energy Corporation, a regulated utility. She received a Bachelor of Science degree in Accounting from Northeastern University and is a Certified Public Accountant in Massachusetts.

Dr. Brian Soller, 37 Vice President, Business Development and Sales
Dr. Soller started serving as the Company’s Vice President of Business Development and Sales in September 2010. Previously, Dr. Soller was Corporate Vice President of Strategic Business Development at Luna Innovations Incorporated (“Luna”) from June 2009 to August 2010, where he focused on corporate growth via strategic alliances, marketing and sales and channel strategy. Dr. Soller also held the following positions at Luna: Division President of the Products Division from January 2008 to May 2009, Vice President & General Manager of the Luna Technologies Division from November 2006 to December 2007, and Business Unit Director of  the Products Division from October 2005 to November 2006.  From December 2001 to September 2005, he was a Senior Optical Engineer at Luna. Dr. Soller is a Goldwater scholar who received his Bachelor of Science degree in mathematics and physics from the University of Wisconsin-LaCrosse. He conducted his doctoral studies as a National Defense Science and Engineering Graduate fellow in optical science at the University of Rochester in New York. He has authored numerous publications and has several patents pending.

Alan Symmons, 39 Vice President of Engineering
Mr. Symmons has been the Company’s Director of Engineering since October 2006. In September 2010, he was promoted to Corporate Vice President of Engineering. Prior to joining LightPath, Mr. Symmons was Engineering Manager for Aurora Optical, a subsidiary of Multi-Fineline Electronix, (“MFLEX”), dedicated to the manufacture of cell phone camera modules. From 2000 to 2006, Mr. Symmons worked for Applied Image Group – Optics, (“AIG/O”), a recognized leader in precision injection molded plastic optical components and assemblies, working up to Engineering Manager. AIG/O was purchased by MFLEX in 2006. Prior to 2000, Mr. Symmons held engineering positions at Ryobi N.A., SatCon Technologies and General Dynamics. Mr. Symmons has a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute and a Masters of Business Administration degree from the Eller School of Management at the University of Arizona.

Other Significant Employees

Michael Lancaster, 46 Director of Operations
Mr. Lancaster has been the Company’s Director of Operations since November 2006. Mr. Lancaster was the Materials Manager for Bolton Medical from August 2005 to November 2006. Prior to joining Bolton Medical he held the position of Logistics/Materials Manager for Hydro Aluminum from March 2000 to May 2005. Mr. Lancaster was also Materials Manager at Yuasa, Inc. from October 1998 to April 2005. He obtained a Masters of Business Administration degree and a Bachelor of Arts degree in Industrial Relations from Western Illinois University.

Ray Pini, 40 Director of Marketing
Mr. Pini was promoted to the Company’s Director of Marketing in August 2008. Prior to that Mr. Pini was Marketing Manager from October 2006. Prior to joining the Company, Mr. Pini was Marketing Applications Manager for Horiba Jobin Yvon, Optical Spectroscopy Division from October 1994 to October 2006. His noted publications include “Photoluminescence in the NIR with an Array Detector”, “Optical Emissions Studies for the Characterization of Pulsed Magnetron Sputtering Systems” and “Resolving Resolution”. He is a member of Optical Society of America, SPIE- The International Society for Optical Engineering and The Society for Applied Spectroscopy. He obtained his Masters of Business Administration degree from Rider University and a Masters of Science degree in Physics at the University of Oregon.

Rob Myers, 37 Director of Sales
Mr. Myers was appointed Director of Sales of the Company in September 2008.  An employee of the Company for 10 years, Mr. Myers has previously served in various Sales, Marketing, and Product Management positions within the Company.  Prior to joining the Company, Mr. Myers was a Senior Sales Engineer with NSG America, a leading optical gradient index lens manufacturer, and Hamamatsu Corporation, where he specialized in infrared detectors and emitters.  Mr. Myers' management experience also includes 12 years of service as a Military Intelligence Officer in the United States Army.  He holds a Bachelor of Science degree in Electrical Engineering from the Illinois Institute of Technology and has worked in the optics industry since 1996.

Mr. Bill Moreshead, 58 Manufacturing Engineering Manager
Mr. Moreshead has been with the Company since March 1987. Mr. Moreshead has served as Senior Research Engineer, Mold Production Manager and Senior Development/Product Engineer. From 2002 to 2007 he held the position of Quality Assurance Director. Mr. Moreshead has been the Manufacturing Engineering Manager of the Company since 2007. He holds a Master of Science degree in Chemistry from the University of Florida and is currently enrolled as a graduate student in a Ph.D. program in Chemistry at the University of Central Florida. He was the principal scientist and research assistant of a team that developed porous silica materials for use in carbon monoxide detectors. He is co-author of winning proposals for a NIST Advanced Technology program as well as several publications.

Meetings of the Board of Directors and its Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Finance Committee.  The Board of Directors does not have a standing nominating committee.  The entire Board of Directors met six times, including telephonic meetings, during fiscal year 2010.  All of the directors attended 92% or more of the meetings of the Board of Directors and the meetings held by committees of the Board of Directors on which they served. Except for Sohail Khan, all of the then elected directors attended the 2010 Annual Meeting of Stockholders on February 4, 2010.

It is the Company’s policy that all directors of the Company are required to make a concerted and conscientious effort to attend the Company’s Annual Meeting of the Stockholders in each year during which that director serves as a member of the Board of Directors of the Company.

Audit Committee.  The Audit Committee, which consists of Dr. Steven Brueck, Louis Leeburg (Chairman) and Gary Silverman, met four times during fiscal year 2010. The meetings included discussions with management and the Company’s independent auditors to discuss the interim and annual financial statements and the annual report of the Company and the Company’s financial and accounting functions and organization. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.lightpath.com. The Audit Committee’s responsibilities include, among others, direct responsibility for the engagement and termination of the Company’s independent accountants, and overseeing the work of the accountants and determining the compensation for their engagement(s). The Board of Directors has determined that the Audit Committee is comprised entirely of independent members as defined under applicable listing standards set out by the SEC, the National Association of Securities Dealers (NASD) and the Nasdaq Capital Market.  The Board of Directors has also determined that at least one member of the Audit Committee, Mr. Leeburg, is an “audit committee financial expert” as defined by SEC rules.  Mr. Leeburg’s business experience that qualifies him to be determined an “audit committee financial expert” is described above.

Compensation Committee.  The Compensation Committee, which consists of Sohail Khan, Robert Ripp and Gary Silverman (Chairman), met once during fiscal year 2010. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of certain executive officers of the Company, including the Chief Executive Officer, and the Chief Financial Officer and also administers the Amended and Restated Omnibus Plan, pursuant to which incentive awards, including stock options, are granted to directors, executive officers and key employees of the Company.  The Compensation Committee does not have a charter and may not delegate its authority to other persons.

The Compensation Committee is responsible for establishing, implementing and continually monitoring the Company’s compensation policies and philosophy. The Compensation Committee is responsible for determining executive compensation, including approving recommendations regarding equity awards to all executive officers of the Company.  However, the Compensation Committee does rely on the annual reviews made by the Chief Executive Officer with respect to the performance of each of the Company’s other executive officers. In the case of the Chief Executive Officer, compensation is determined solely based on the review conducted by the Compensation Committee. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. Neither the Compensation Committee nor management employed any compensation consultants during the fiscal year 2010.

The Compensation Committee also annually reviews director compensation to ensure non-employee directors are adequately compensated for the time expended in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors.  After the Compensation Committee completes their annual review, they make recommendations to the Board of Directors regarding director compensation. For fiscal 2010, the Board determined that the current cash and stock-based incentive compensation awarded to directors was still appropriate.

Finance Committee.  The Finance Committee, which consists of Louis Leeburg and Robert Ripp, did not meet during fiscal year 2010.  The Finance Committee reviews and provides guidance to the Board of Directors and management with respect to the Company’s significant financial policies.  The full Board of Directors performed these functions in fiscal year 2010 especially with regard to matters having to do with the Company’s financing transactions concluded throughout the fiscal year.

All current committee members are expected to be nominated for re-election to the same committees at a Board of Directors meeting to be held immediately following the Annual Meeting.

Nominations Process and Criteria

The Board of Directors does not consider it necessary to form a committee of the Board of Directors specifically for governance or nomination matters due to the modest scope of the Company. With respect to nomination matters, all independent directors participate in the consideration of director nominees. The Board of Directors has determined that each current director, except for Mr. Gaynor, meets the independence criteria for members of a nominating committee as set forth in the applicable rules of the Nasdaq Capital Market and the SEC. Due to the status of Mr. Gaynor as the Company’s Chief Executive Officer, he is not an independent board member and may not specifically nominate anyone for Board membership nor vote on the matter of appointments to the Board of Directors.

Additionally, the Board of Directors believes it is not necessary to adopt criteria for the selection of directors. The Board of Directors believes that the desirable background of a new individual member of the Board of Directors may change over time and that a thoughtful, thorough selection process is more important than adopting criteria for directors. The Board of Directors is fully open to utilizing whatever methodology is efficient in identifying new, qualified directors when needed, including using industry contacts of the Company’s directors or professional search firms.

There were no fees paid or due to third parties in fiscal 2010 to identify or evaluate or to assist in evaluating or identifying potential nominees to the Board.

Any stockholder wishing to propose that a person be nominated for or appointed to the Board of Directors may submit such a proposal, according to the procedure described in the stockholder proposal section on page 6 of this proxy statement, to:

Corporate Secretary
LightPath Technologies, Inc.
2603 Challenger Tech Court, Suite 100
Orlando, Florida 32826

Such correspondence will be timely forwarded to the Chairman of the Audit Committee for review and consideration in accordance with the criteria described above. The independent directors will consider director candidates recommended by stockholders.

Director Independence

In accordance with Nasdaq Capital Market and SEC rules, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the Nasdaq Capital Market listing standards.  Based on these standards, the Board has determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder of the Company:

Robert Ripp	Steven Brueck
Gary Silverman	Sohail Khan
Louis Leeburg

All members of the Audit and Compensation Committees are also independent.  The Board of Directors approved a Code of Business Conduct and Ethics on May 3, 2004 (the “Code”).  The Code applies to the Chief Executive Officer, Chief Financial Officer and senior financial officers and the entire Board of Directors.  A copy of the Code is posted on the Company’s website at www.lightpath.com.

Related Transactions

When the Company is contemplating entering into any transaction in which any executive officer, director, nominee or any family member of the foregoing would have any direct or indirect interest, regardless of the amount involved, the terms of such transaction have to be presented to the full Board of Directors (other than any interested director) for approval.  The Board has not adopted a written policy for related party transaction review but when presented with such transaction, they are discussed by the full Board of Directors and documented in the board minutes.

In July 2008, the Board of Directors was presented with a Securities Purchase Agreement with twenty-four institutional and private investors with respect to a private placement of 8% senior convertible debentures. Among the investors were Steven Brueck, J. James Gaynor, Louis Leeburg, Robert Ripp, Gary Silverman and James Magos, all of whom were directors or officers of LightPath at the time of the transaction.  Mr. Ripp invested $250,000 and the others each invested $25,000 or less. The principal amount outstanding on the convertible debenture held by Mr. Ripp is $187,500 as of December 13, 2010. The principal amount outstanding on each of the convertible debentures held by Dr. Brueck, Mr. Gaynor, Mr. Leeburg and Mr. Silverman is $18,750 as of December 13, 2010. Mr. Magos converted in full his convertible debenture to shares of common stock. All interest due on the convertible debentures was previously prepaid by the Company in shares of common stock.

In April 2010 the Board of Directors was presented with a Securities Purchase Agreement with seven institutional and private investors, with respect to a private placement of the Company’s Class A common stock at $2.20 per share for all non-insider purchasers. Among the investors were J. James Gaynor, who invested $5,000, and Louis Leeburg, who invested $10,000, both of whom were directors or an officer of LightPath at the time of the offering.  After Board discussion and approval, Mr. Gaynor and Mr. Leeburg were allowed to participate in the transaction at a price of $2.2325 per share of common stock.

Board of Directors Leadership Structure and Role in Risk Oversight

Our full Board of Directors is responsible for the oversight of our operational risk management process.  Our Board has assigned responsibility for addressing certain risks, and the steps management has taken to monitor, control and report such risks, to our Audit and Finance Committees.  Such risks include risks relating to execution of our growth strategy, the effects of the contracting in the global economy and general financial condition and outlook on customer purchases, component inventory supply, or ability to expand our partner network, communication with investors, certain actions of our competitors, the protection of our intellectual property, sufficiency of our capital, inventory investment and risk of obsolescence, security of information systems and data, integration of new information systems, credit risk, product liability and costs of reliance on external advisors with appropriate reporting of these risks to be made to the full Board.

Our Board relies on our Compensation Committee to address significant risk exposures facing the Company with respect to compensation, including risks relating to retention of key employees, protection of partner relationships, management succession and benefit costs, also with appropriate reporting of these risks to be made to the full Board. Our Board’s role in the oversight of our risk management has not affected our Board’s determination that separate Chief Executive Officer and Chairman positions constitute the most appropriate leadership structure for the Company at this time. Our Audit and Finance Committees and our full Board review and comment on risk factors related to the Company. The Audit and Finance Committees, along with the full Board, after reviewing such risks factors, use the risk factors to initiate discussions with appropriate members of our senior management if such risk factors raise questions or concerns about the status of operational risks then facing the Company.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board of Directors, a committee of the Board of Directors, or any individual director, may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary, LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826.  The Corporate Secretary will forward all appropriate communications to the Chairman of the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, reviewing and discussing the Company’s audited financial statements with management, discussing with the Company's independent auditors information relating to the auditors' judgments about the quality of the Company's accounting principles, recommending to the Board of Directors that the Company include the audited financial statements in its Annual Report on Form 10-K and overseeing compliance with the SEC requirements for disclosure of auditors' services and activities. At the recommendation of the Audit Committee, the Board of Directors first approved a charter for the Audit Committee on November 14, 2000, which was subsequently revised and approved by the Board of Directors on May 10, 2004.

Review of Audited Financial Statements

The Audit Committee has reviewed the Company's financial statements for the fiscal year ended June 30, 2010, as audited by Cross, Fernandez & Riley, LLP, the Company's independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Cross, Fernandez & Riley, LLP the matters required to be discussed by Statements of Auditing Standard No. 114, as may be modified or supplemented. Furthermore, the Audit Committee has received the written disclosures and the letter from Cross, Fernandez & Riley, LLP required by the Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with Cross, Fernandez & Riley, LLP its independence.

Generally, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, or in determining auditor independence. However, the Board of Directors has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of Nasdaq Capital Markets and the SEC, and that at least one member of the Audit Committee, Mr. Leeburg, is an “audit committee financial expert” as defined by SEC rules.  Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management.  Accordingly, the Audit Committee's oversight does not currently provide an independent basis to determine that management has maintained procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Recommendation

Based upon the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2010, be included in the Company's Annual Report on Form 10-K for such fiscal year.

Audit Committee:
Louis Leeburg, Chairman
Dr. Steven Brueck
Gary Silverman

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 13, 2010, the number and percentage of outstanding shares of the Company's Class A common stock, owned by: (i) each director (which includes all nominees) at such date, (ii) each of the officers named in the Summary Compensation Table below, (iii) directors and executive officers of the Company as a group at such date, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Class A common stock of the Company at such date.

The number of shares beneficially owned by each director or executive officer is determined under SEC rules, and the information is not necessarily indicative of the beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of December 13, 2010, through the exercise of any stock option or other right to purchase, such as a warrant.  Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed may include, in addition to shares owned directly, shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.  The table that follows is based upon information supplied by the executive officer, directors and principal stockholders, or based upon information in Schedule 13Gs filed with the SEC.

	Securities
	Common Stock Class A					Amount of Shares of Class A Common Stock Beneficially	Percent Owned
Name and Address (1)	Restricted	Unrestricted	Warrants	Debentures	Options	Owned	(%)
Robert Ripp, Director (2)(3)	86,700	267,648	212,750	121,753	36,100	724,951	4%
Gary Silverman, Director (4)	86,700	19,042	11,276	12,175	21,100	150,293	1%
Louis Leeburg, Director (5)	86,700	20,709	11,731	12,175	6,100	137,415	1%
Sohail Khan, Director (6)	87,900	-	-	-	6,100	94,000	1%
Dr. Steve Brueck, Director (7)	86,700	9,980	11,276	12,175	6,100	126,231	1%
J. James Gaynor, President & CEO (8)	-	12,253	11,504	12,175	155,000	190,932	1%
Dorothy Cipolla, CFO, Secretary & Treasurer	-	-	-	-	64,000	64,000	*
Brian Soller, Vice President of Business Development and Sales	-	-	-	-	20,000	20,000	*
Alan Symmons, Vice President of Engineering	-	-	-	-	27,000	27,000	*
All directors and named executive officers currently holding office as a group (9 persons)	434,700	329,632	258,537	170,453	341,500	1,534,822	8%

Berg & Berg Enterprises, LLC (9)	-	1,215,906	-	-	-	1,215,906	13%

* less than 1%

Notes:
(1)  Except as otherwise noted, each of the parties listed above has sole voting and investment power over the securities listed. The address for all directors and executive officers is “in care of” LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, FL 32826. The address for Berg & Berg Enterprises, LLC as indicated in a Schedule 13G filed February 14, 2008, is 10050 Bandley Drive, Cupertino, CA, 94014.

(2)  Does not include 7,812 shares of Class A common stock and warrants to purchase 15,000 shares of Class A common stock which are owned by trusts for Mr. Ripp's adult children and for which he disclaims beneficial ownership.

(3)  Includes 370,603 shares of Class A common stock with respect to which Mr. Ripp has the right to acquire.  Specifically, Mr. Ripp holds a debenture issued by the Company in the principal amount of $187,500, which is currently convertible into 121,753 shares of Class A common stock.  Mr. Ripp also holds warrants which are currently exercisable for an aggregate of 212,750 shares of Class A common stock and options which are currently exercisable for an aggregate of 36,100 shares of Class A common stock.

(4)  Includes 44,551 shares of Class A common stock with respect to which Mr. Silverman has the right to acquire.  Specifically, Mr. Silverman holds a debenture issued by the Company in the principal amount of $18,750, which is currently convertible into 12,175 shares of Class A common stock.  Mr. Silverman also holds warrants which are currently exercisable for an aggregate of 11,276 shares of Class A common stock and options which are currently exercisable for an aggregate of 21,100 shares of Class A common stock.

(5)  Includes 30,006 shares of Class A common stock with respect to which Mr. Leeburg has the right to acquire.  Specifically, Mr. Leeburg holds a debenture issued by the Company in the principal amount of $18,750, which is currently convertible into 12,175 shares of Class A common stock.  Mr. Leeburg also holds warrants which are currently exercisable for an aggregate of 11,731 shares of Class A common stock and options which are currently exercisable for an aggregate of 6,100 shares of Class A common stock.

(6) Includes 6,100 shares of Class A common stock with respect to which Mr. Khan has the right to acquire.  Specifically, Mr. Khan holds options which are currently exercisable for an aggregate of 6,100 shares of Class A common stock.

(7)  Includes 29,551 shares of Class A common stock with respect to which Dr. Brueck has the right to acquire.  Specifically, Dr. Brueck holds a debenture issued by the Company in the principal amount of $18,750, which is currently convertible into 12,175 shares of Class A common stock.  Dr. Brueck also holds warrants which are currently exercisable for an aggregate of 11,276 shares of Class A common stock and options which are currently exercisable for an aggregate of 6,100 shares of Class A common stock.

(8) Includes 178,679 shares of Class A common stock with respect to which Mr. Gaynor has the right to acquire.  Specifically, Mr. Gaynor holds a debenture issued by the Company in the principal amount of $18,750, which is currently convertible into 12,175 shares of Class A common stock.  Mr. Gaynor also holds warrants which are currently exercisable for an aggregate of 11,504 shares of Class A common stock and options which are currently exercisable for an aggregate of 155,000 shares of Class A common stock.

(9)  Excludes 1,011,227 shares of Class A common stock with respect to which Berg & Berg Enterprises, LLC (“BBE”) may have the right to acquire in the future.  Specifically, BBE holds a debenture issued by the Company in the principal amount of $750,000, which is convertible into 487,013 shares of Class A common stock.  BBE also holds warrants which are exercisable for an aggregate of 524,214 shares of Class A common stock.  However, neither BBE nor the Company is able to effect any conversion of the debenture or any exercise of the warrants to the extent that after giving effect to such issuance after conversion or exercise, as the case may be, BBE would beneficially own in excess of 4.99% of the number of shares of Class A common stock outstanding immediately after giving effect to the issuance of shares issuable upon conversion or exercise of the debenture or warrants.  Given that BBE currently holds in excess of 4.99% of the issued and outstanding share of Class A common stock, the debenture cannot be converted and the warrants cannot be exercised.

There are no arrangements known to the Company which may at a subsequent date result in a change-in-control.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s Class A common stock to file reports of ownership and changes in ownership with the SEC and furnish copies of such reports to the Company.  The SEC has also designated specific due dates for such reports and the Company must identify in this proxy statement those persons who did not properly file such reports when due. To the best of the Company’s knowledge, Berg & Berg Enterprises, LLC did not file Forms 4 or 5 as required by Section 16(a) of the Securities and Exchange Act; however all other required filings in fiscal year 2010 were properly made in a timely fashion.  In making the above statements, the Company has relied solely on its review of copies of the reports furnished to the Company and written representations from certain reporting persons.

EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives. The Company’s compensation policy is designed to attract and retain qualified key executives critical to the Company’s achievement of reaching and maintaining profitability and positive cash flow, and subsequently its growth and long-term success.   To attract, retain, and motivate the executives officers required to accomplish our business strategy, the Compensation Committee establishes our executive compensation policies and oversees our executive compensation practices.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual, short-term and long-term goals, and which aligns executives’ interests with those of the stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of improving stockholder value.

It is the objective of the Compensation Committee to have a portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon the individual’s personal performance.  Accordingly, each executive officer’s compensation package is comprised of two elements: (i) base salary, which reflects individual performance and expertise and (ii) bonus and long-term equity incentive awards, which are tied to the achievement of certain performance goals that the Compensation Committee established from time to time. Based on the foregoing objectives, the Compensation Committee has structured compensation of our executive officers to achieve the business goals set by the Company and reward the executive officers for achieving such goals.

The Compensation Committee also evaluates our compensation program to ensure that we maintain the ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers.

Setting Executive Compensation.

In making compensation decisions, the Compensation Committee relies on the following:

•	the annual reviews made by the Chief Executive Officer with respect to the performance of each of the Company’s other executive officers;

•	the annual review conducted by the Compensation Committee with respect to the performance of the Chief Executive Officer;

•	compensation paid to executive officers of other manufacturing companies similar in size and scope as the Company and its competitors; and

•	the annual performance of the Company with respect to our short-term and long-term strategic plan.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.  Rather, the Compensation Committee reviews information to determine the appropriate level and mix of incentive compensation.

Based on these factors, the Compensation Committee makes compensation decisions, including salary adjustments and annual bonus awards for the Company’s executive officers.

2010 Executive Compensation Components. For the year ended June 30, 2010, the principal components of compensation for executive officers were:

•	base salary; and

•	Bonus and long-term equity incentive awards.

Base Salary. Base salaries are determined for each executive officer based on his or her individual qualifications and relevant experience, the strategic goals which he or she was responsible for, the compensation levels at companies which compete with the Company for business and executive talent, and other incentives necessary to attract and retain qualified management. Salary levels are reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to base salaries are based on the annual reviews conducted by the Chief Executive Officer, for all executive officers other than the Chief Executive Officer, the annual review conducted by the Compensation Committee with respect to the Chief Executive Officer and the Compensation Committee’s assessment of each individual executive’s performance. Due to existing economic conditions, no pay increases were given to the named executive officers in fiscal 2010.

Bonuses and Long-Term Equity Incentive Awards. We provide executive officers and other employees with incentive compensation to incentivize and reward them for high performance and achievement of certain Company goals. The bonus program gives the Compensation Committee the latitude to award cash or stock options as incentive compensation to executive officers as a reward for our growth and profitability. Stock options are awarded under the Omnibus Amended and Restated Incentive Plan.  In granting these awards, the Compensation Committee may establish any conditions or restrictions it deems appropriate.  Options are awarded at the closing price of the Company’s stock on the date of the grant as determined by NASDAQ. For fiscal 2010, there was no performance-based incentive compensation for the executive officers as a result of our failure to achieve applicable performance targets. However, the Compensation Committee did grant discretionary non-plan options to the executives in fiscal 2010.  For more information, please see the Narrative Discussion of Summary Compensation section as related to J. James Gaynor and Dorothy Cipolla.

Retirement Benefits. We offer a qualified 401(k) defined contribution plan. The ability of executive officers to participate fully in this plan is limited under IRS and ERISA requirements. The 401(k) plan encourages employees to save for retirement by investing on a regular basis through payroll deductions.

Executive Compensation and Risk. Although a substantial portion of the compensation paid to our executive officers is performance-based, we believe our executive compensation programs do not encourage excessive and unnecessary risk-taking by our executive officers because these programs are designed to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the Company. We achieve this balance through a combination of elements in our overall compensation plans, including: elements that reward different aspects of short-term and long-term performance; incentive compensation that rewards performance on a variety of different measures; and cash awards and stock option awards, to encourage alignment with the interests of stockholders.

Summary Compensation Table

The following table sets forth certain compensation awarded to, earned by or paid to (i) the Chief Executive Officer and (ii) the one other most highly compensated executive officer of the Company serving as executive officers at the end of fiscal year 2010, for services rendered in executive officer capacities to the Company during fiscal years 2010 and 2009. During fiscal years 2009 and 2010, the Company had only one individual, other than the Chief Executive Officer, serving as an executive officer.

			Option	All Other
	Fiscal	Salary	Awards	Compensation	Total
Name and Position	Year	($)	($)**	($) *	($)
(a)	(b)	(c)	(f)	(i)	(j)
J. James Gaynor	2010	196,442	60,984	4,062	257,426
President & Chief Executive Officer	2009	210,289	50,345	5,219	265,853
Dorothy M. Cipolla	2010	138,173	32,585	6,411	170,758
Chief Financial Officer, Treasurer & Secretary	2009	140,481	48,730	2,936	192,147

Notes:
* Other Compensation, does not include perquisites and personal benefits that total less than $10,000 in the aggregate. The nature of these compensatory items include the Company’s matching of elective employee 401(k) deferrals and the Company’s contribution toward the premium cost for employee and dependent medical, dental, life and disability income insurances, which are also offered to all employees.

**The Company estimates the fair value of each stock option as of the date of grant in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation (ASC Topic 718). For stock options and RSUs granted in the years ended June 30, 2010 and 2009, the Company estimated the fair value of each stock award as of the date of grant using the following assumptions:

	Year Ended	Year Ended
	June 30, 2010	June 30, 2009
Range of expected volatilities	131%	108%-132%
Weighted average expected volatility	131%	119%
Dividend yields	0%	0%
Range of risk-free interest rate	1.34%	0.43%-1.79%
Expected term, in years	3-7	3-5.5

Most awards granted under the Company’s Plan vest ratably over two to four years and generally have three-year to ten-year contract lives.  The initial assumed forfeiture rate used in calculating the fair value of option grants with both performance and service conditions was 46% for 2009 and 44% for 2010.  The forfeiture rate for RSUs was 5% for 2009 and 0% for 2010. The volatility rate is based on historical trends in common stock closing prices and the expected term was determined based primarily on historical experience of previously outstanding awards.  The interest rate used is the treasury interest rate for constant maturities. The forfeiture rate for RSUs for directors is 0% because upon termination of service as a director, all outstanding RSUs immediately vest. The Company uses the Black-Scholes-Merton pricing model. The amount reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2010 in accordance with ASC Topic 718 and thus may include amounts from awards granted in and prior to fiscal 2010.

Narrative Discussion of Summary Compensation Table

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Summary Compensation Table. The following narrative disclosure is separated into sections, with a separate section for each of our executive officers.

J. James Gaynor

Cash Compensation (Base Salaries and Bonuses). Mr. Gaynor was awarded total cash compensation for his services to the Company in fiscal 2010 in the amount of $196,442. This represents his annual base salary for fiscal 2010.  The base salary paid to Mr. Gaynor for fiscal 2010 constituted approximately 76% of the total compensation paid to Mr. Gaynor as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards.  On July 24, 2006, Mr. Gaynor was granted an option to purchase 15,000 shares which vested on July 24, 2008.  Based on the vesting schedule of the options, we recognized compensation expense of $723 in 2009 in accordance with ASC Topic 718.

On October 27, 2006, Mr. Gaynor was granted an option to purchase 20,000 shares which vested one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vested as to the last fourth on October 27, 2010.  Based on the vesting schedule of the options, we recognized compensation expense of $18,093 in fiscal 2009 and $22,910 in fiscal 2010 and we expect to recognize $7,636 in fiscal 2011 in accordance with ASC Topic 718.

On November 6, 2007, Mr. Gaynor was granted an option to purchase 15,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on November 6, 2011.  Based on the vesting schedule of the options, we recognized compensation expense of $10,119 in fiscal 2009, and $10,684 in fiscal 2010 and we expect to recognize $10,684 in fiscal 2011 and $2,671 in fiscal 2012 in accordance with ASC Topic 718.

On November 6, 2007, Mr. Gaynor was granted an option to purchase 15,000 shares which vested in thirteen months on December 6, 2008 if certain performance targets were met.  The targets were not met and the option was terminated. We did not recognize compensation expense in fiscal 2009 or in fiscal 2010, in accordance with ASC Topic 718.

On January 31, 2008, Mr. Gaynor was granted an option to purchase 30,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on January 31, 2012.  Based on the vesting schedule of the options, we recognized $15,750 of compensation expenses for fiscal 2009 and $14,625 for fiscal 2010, we expect to recognize compensation expense of $14,625 in fiscal 2011 and $8,531 in fiscal 2012 in accordance with ASC Topic 718.

Mr. Gaynor did not receive an equity incentive award for fiscal 2009 because the performance targets on which such award was based were not met.

On February 4, 2010, the Compensation Committee granted Mr. Gaynor an option to purchase 50,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on February 4, 2014.  Such option was a discretionary option granted by the Board of Directors and was not based on the achievement of our established performance targets. Based on the vesting schedule of the options, we recognized $12,766 of compensation expenses for fiscal 2010, we expect to recognize compensation expense of $30,638 in each of fiscal 2011, fiscal 2012 and fiscal 2013 and $17,872 in fiscal 2014 in accordance with ASC Topic 718.

Mr. Gaynor did not receive an equity incentive award for fiscal 2010 because the performance targets on which such award was based were not met.

All Other Compensation. Mr. Gaynor is eligible to participate in COBRA health insurance and in any other benefits generally available to our executive officers. He received other compensation of $0 for fiscal 2010 and $5,219 for fiscal 2009 for payments made for matching 401k contributions and insurance payments for health insurance, dental insurance, life insurance, short term disability and long term disability premiums.

            Change of Control Agreement. Mr. Gaynor is eligible to receive twenty-four months compensation in the event of a change of control. For additional details, please see the section titled “Potential Payments Upon Termination or Change in Control”.

Dorothy Cipolla

Cash Compensation (Base Salaries and Bonuses). Ms. Cipolla was awarded total cash compensation for her services to the Company in fiscal 2010 in the amount of $138,173. This represents her annual base salary for fiscal 2010. The base salary paid to Ms. Cipolla for fiscal 2010 constituted approximately 81% of the total compensation paid to Ms. Cipolla as set forth in the “Total” column in the Summary Compensation Table.

 Long-Term Equity Incentive Awards.  On February 28, 2006, Ms. Cipolla was granted a stock option for 15,000 shares which vested on the second anniversary of the grant date. Based on the vesting schedule of the shares, the Company recognized compensation expense prior to fiscal 2009 in accordance with ASC Topic 718.

On October 27, 2006, Ms. Cipolla was granted an option to purchase 20,000 shares which vested one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vested as to the last fourth on October 27, 2010. Based on the vesting schedule of the options, the Company recognized compensation expense of approximately $24,000 in fiscal 2009 and $22,910 in fiscal 2010 and expects to recognize $7,637 in fiscal 2011 in accordance with ASC Topic 718.

On November 6, 2007, Ms. Cipolla was granted an option to purchase 10,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on November 6, 2011. Based on the vesting schedule of the options, the Company recognized compensation expense of $6,746 in fiscal 2009 and $7,123 in fiscal 2010 and expects to recognize compensation expense of $7,123 in fiscal 2011 and $1,781 in fiscal 2012 in accordance with ASC Topic 718.

On November 6, 2007, Ms. Cipolla was granted an option to purchase 10,000 shares which vested on December 6, 2008 if certain performance targets were met. The targets were not met and we did not recognize compensation expense in fiscal 2009 or fiscal 2010 and the options were terminated in fiscal 2009, in accordance with ASC Topic 718.

Ms. Cipolla did not receive an equity incentive award for fiscal 2009 because the performance targets on which such award was based were not met.

On February 4, 2010, the Compensation Committee granted Ms. Cipolla an option to purchase 10,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on February 4, 2014. Such option was a discretionary option granted by the Board of Directors and was not based on the achievement of our established performance targets. Based on the vesting schedule of the options, the Company recognized compensation expense of $2,553 in fiscal 2010 and expects to recognize compensation expense of $6,128 in each of fiscal 2011, fiscal 2012 and fiscal 2013 and $3,574 in fiscal 2014 in accordance with ASC Topic 718.

Ms. Cipolla did not receive an equity incentive award for fiscal 2010 because the performance targets on which such award was based were not met.

All Other Compensation. Ms. Cipolla is eligible to participate in COBRA health insurance or in any other benefits generally available to the Company’s executive officers. She received other compensation of $0 in fiscal 2010 and $2,936 in fiscal 2009 for payments made for matching 401k contributions and insurance payments for health insurance, life insurance, short term disability and long term disability premiums.

Change of Control Agreement. Ms. Cipolla is eligible to receive three months compensation in the event of a change of control.  For additional details, please see the section titled “Potential Payments Upon Termination or Change in Control”.

Potential Payments upon Termination or Change-in-Control

The following table provides change of control payments due to the executive officers named in the Summary Compensation Table. These payments would be due to the executive officers in the event of a change of control.

Amount of Payment Upon
Executive Officer	A Change of Control (1)
J. James Gaynor (2)	$450,000
Dorothy Cipolla (3)	$41,250

(1)  A change of control is defined as any of the following transactions occurring:

•	the dissolution or liquidation of the Company,

•
the stockholders of the Company approve an agreement providing for a sale, lease or other disposition of all or substantially all of the assets of the Company and the transactions contemplated by such agreement are consummated,

•	a merger or a consolidation in which the Company is not the surviving entity,

•
any person acquires the beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, and, the individuals who, prior to the transaction, are members of the Board of Directors (the   “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board of Directors except that if the election of or nomination for election by the stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be deemed to be a member of the Incumbent Board.

Notwithstanding the foregoing, a public offering of the common stock of the Company shall not be considered a change of control.

(2)	Payments made pursuant to a change of control to Mr. Gaynor would be paid in a lump sum and would only be paid out in the event Mr. Gaynor was no longer employed by the Company.

(3)	Payments made pursuant to a change of control to Ms. Cipolla would occur according to our normal payroll schedule and would only be paid out in the event she was no longer employed by the Company.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
(a)	(b)	(c)	(e)		(f)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option		Option
	Options (#)	Options (#)	Exercise	Vesting	Expiration
Name	Exercisable	Unexercisable	Price ($)	Schedule	Date
J. James Gaynor	15,000	-	$3.47	2 year cliff	7/24/2016
	15,000	5,000	$4.80	25%/yr for 4 yrs	10/27/2016
	7,500	7,500	$3.05	25%/yr for 4 yrs	11/6/2017
	15,000	15,000	$2.10	25%/yr for 4 yrs	1/31/2018
	-	50,000	$2.66	25%/yr for 4 yrs	2/4/2020
Dorothy Cipolla	15,000	-	$4.53	2 year cliff	2/28/2016
	15,000	5,000	$4.80	25%/yr for 4 yrs	10/27/2016
	5,000	5,000	$3.05	25%/yr for 4 yrs	11/6/2017
	-	10,000	$2.66	25%/yr for 4 yrs	2/4/2020

The stock options are issued pursuant to the Omnibus Incentive Plan and have a ten year life. The awards will terminate 90 days after termination of employment.

DIRECTOR COMPENSATION

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors.

Cash Compensation Paid to Board Members

For fiscal year 2005 and beyond, all non-employee members of the Board of Directors receive a retainer of $2,000 per month, paid quarterly. There are no meeting attendance fees paid unless, by action of the Board of Directors, such fees are deemed advisable due to a special project or other effort requiring extra-normal commitment of time and effort. Additionally, the following fees are paid to the Chairman of the Board and Committee Chairmen on a quarterly basis for their responsibilities overseeing their respective functions:

	Base Amount	10% Reduction
Chairman of the Board	$15,000	$13,500
Audit Committee Chairman	$2,000	$1,800
Compensation Committee Chairman	$1,000	$900
Finance Committee Chairman	$1,000	$900

The Directors earned the amounts above for fiscal 2010 adjusted for a 10% reduction. The 10% reduction was put in place when the Orlando staff received a 10% pay reduction. The Board of Directors fees will revert to base amounts when the Orlando pay reduction is eliminated. Directors who are employees of the Company receive no compensation for their service as directors.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended June 30, 2010.

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name (1)	($)(2)	($)(3)(4)	($)
(a)	(b)	(c)	(h)
Robert Ripp	$92,400	$14,572	$106,972
Sohail Khan	$26,400	$14,572	$40,972
Steve Brueck	$26,400	$14,572	$40,972
Louis Leeburg	$35,200	$14,572	$49,772
Gary Silverman	$30,800	$14,572	$45,372

(1)
J. James Gaynor, the Company’s President and Chief Executive Officer during fiscal 2010, is not included in this table as he was an employee of the Company and thus received no compensation for his services as director. The compensation received by Mr. Gaynor as an employee of the Company is shown in the Summary Compensation Table on page 25.

(2)	Does not include earned but unpaid board fees at year end as follows: Mr. Ripp - $18,900, Mr. Leeburg - $7,200, Mr. Silverman - $6,300, Mr. Brueck - $5,400 and Mr. Khan - $5,400.
(3)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2010 in accordance with ASC Topic 718 and thus may include amounts from awards granted in and prior to 2010.

Narrative Disclosure of Summary Compensation Table of Directors

Robert Ripp

Cash Compensation (Base Fees and Position Fees). Mr. Ripp earned total cash compensation for his services to the Company in fiscal 2010 in the amount of $92,400. This represents his retainer and chairman fees for fiscal 2010. Fees paid were $92,400 with $18,900 due in accounts payable at year end. The base fees to Mr. Ripp for fiscal 2010 constituted approximately 85% of the total fees paid to Mr. Ripp as set forth in the “Total” column in the Summary Compensation Table.

 Long-Term Equity Incentive Awards. On November 10, 2005, Mr. Ripp was granted a stock option for 6,100 shares which vested one-third each on the first, second and third anniversary of the grant date. Based on the vesting schedule of the option, the Company recognized compensation expense of $2,293 in fiscal 2009 in accordance with ASC Topic 718. On February 1, 2008, Mr. Ripp was granted an option to purchase 30,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on February 1, 2012. Based on the vesting schedule of the option, the Company recognized compensation expense of $51,810 prior to fiscal 2009 in accordance with ASC Topic 718. On November 10, 2005, Mr. Ripp was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on November 10, 2009. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $1,268 in fiscal 2009 and $117 in fiscal 2010 in accordance with ASC Topic 718. On October 27, 2006, Mr. Ripp was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on October 27, 2009. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $12,920 in fiscal 2009 and $118 in fiscal 2010 in accordance with ASC Topic 718.  On November 6, 2007, Mr. Ripp was granted a restricted stock unit for 10,000 shares which vests on November 6, 2011. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $8,714 in fiscal 2009 and $7,123 in fiscal 2010 and expects to recognize $7,123 in fiscal 2011 and $574 in fiscal 2012 in accordance with ASC Topic 718. On October 30, 2008, Mr. Ripp was granted a restricted stock unit for 15,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on October 30, 2011. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $2,040 in fiscal 2009 and $3,060 in fiscal 2010 and expects to recognize $3,060 in fiscal 2011 and $1,020 in fiscal 2012 in accordance with ASC Topic 718. On February 4, 2010, Mr. Ripp was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on February 4, 2013. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $4,155 in fiscal 2010 and expects to recognize $9,970 in fiscal 2011 and fiscal 2012 and $5,815 in fiscal 2013 in accordance with ASC Topic 718.

Sohail Khan

Cash Compensation (Base Fees and Position Fees). Mr. Khan earned total cash compensation for his services to the Company in fiscal 2010 in the amount of $26,400. This represents his retainer for fiscal 2010. Fees paid were $26,400 with $5,400 due in accounts payable at year end. The base fees to Mr. Khan for fiscal 2010 constituted approximately 64% of the total fees paid to Mr. Khan as set forth in the “Total” column in the Summary Compensation Table.

 Long-Term Equity Incentive Awards. On November 10, 2005, Mr. Khan was granted a stock option for 6,100 shares which vested one-third each on the first, second and third anniversary of the grant date. Based on the vesting schedule of the option, the Company recognized compensation expense of $2,293 in fiscal in accordance with ASC Topic 718. On November 10, 2005, Mr. Khan was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on November 10, 2009. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $1,268 in fiscal 2009 and $117 in fiscal 2010 in accordance with ASC Topic 718. On October 27, 2006, Mr. Khan was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on October 27, 2009. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $12,920 in fiscal 2009 and $118 in fiscal 2010 in accordance with ASC Topic 718. On November 6, 2007, Mr. Khan was granted a restricted stock unit for 10,000 shares which vests on November 6, 2011. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $7,507 in fiscal 2009 and $8,714 in fiscal 2010 and expects to recognize $7,123 in fiscal 2011 and $574 in fiscal 2012 in accordance with ASC Topic 718.  On October 30, 2008, Mr. Khan was granted a restricted stock unit for 15,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on October 30, 2011. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $2,040 in fiscal 2009 and $3,060 in fiscal 2010 and expects to recognize $3,060 in fiscal 2011 and $1,020 in fiscal 2012 in accordance with ASC Topic 718. On February 4, 2010, Mr. Khan was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on February 4, 2013. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $4,155 in fiscal 2010 and expects to recognize $9,970 in fiscal 2011 and fiscal 2012 and $5,815 in fiscal 2013 in accordance with ASC Topic 718.

Steven Brueck

Cash Compensation (Base Fees and Position Fees). Mr. Brueck earned total cash compensation for his services to the Company in fiscal 2010 in the amount of $26,400. This represents his retainer for fiscal 2010. Fees paid were $26,400 with $5,400 due in accounts payable at year end. The base fees to Mr. Khan for fiscal 2010 constituted approximately 64% of the total fees paid to Mr. Khan as set forth in the “Total” column in the Summary Compensation Table.

 Long-Term Equity Incentive Awards. On November 10, 2005, Mr. Brueck was granted a stock option for 6,100 shares which vested one-third each on the first, second and third anniversary of the grant date. Based on the vesting schedule of the option, the Company recognized compensation expense of $2,293 in fiscal 2009 in accordance with ASC Topic 718. On November 10, 2005, Mr. Brueck was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on November 10, 2009. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $1,268 in fiscal 2009 and $117 in fiscal 2010 in accordance with ASC Topic 718. On October 27, 2006, Mr. Brueck was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on October 27, 2009. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $12,920 in fiscal 2009 and $118 in fiscal 2010 in accordance with ASC Topic 718. On November 6, 2007, Mr. Brueck was granted a restricted stock unit for 10,000 shares which vests on November 6, 2011. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $8,714 in fiscal 2009 and $7,123 in fiscal 2010 and expects to recognize $7,123 in fiscal 2011 and $574 in fiscal 2012 in accordance with ASC Topic 718. On October 30, 2008, Mr. Brueck was granted a restricted stock unit for 15,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on October 30, 2011. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $2,040 in fiscal 2009 and $3,060 in fiscal 2010 and expects to recognize $3,060 in fiscal 2011 and $1,020 in fiscal 2012 in accordance with ASC Topic 718. On February 4, 2010, Mr. Brueck was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on February 4, 2013. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $4,155 in fiscal 2010 and expects to recognize $9,970 in fiscal 2011 and fiscal 2012 and $5,815 in fiscal 2013 in accordance with ASC Topic 718.

Louis Leeburg

Cash Compensation (Base Fees and Position Fees). Mr. Leeburg earned total cash compensation for his services to the Company in fiscal 2010 in the amount of $35,200. This represents his retainer and fee for audit committee chair for fiscal 2010. Fees paid were $35,200 with $7,200 due in accounts payable at year end. The base fees to Mr. Leeburg for fiscal 2010 constituted approximately 71% of the total fees paid to Mr. Leeburg as set forth in the “Total” column in the Summary Compensation Table.

 Long-Term Equity Incentive Awards. On November 10, 2005, Mr. Leeburg was granted a stock option for 6,100 shares which vested one-third each on the first, second and third anniversary of the grant date. Based on the vesting schedule of the option, the Company recognized compensation expense of $2,293 in fiscal 2009 in accordance with ASC Topic 718. On November 10, 2005, Mr. Leeburg was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on November 10, 2009. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $1,268 in fiscal 2009 and $117 in fiscal 2010 in accordance with ASC Topic 718. On October 27, 2006, Mr. Leeburg was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on October 27, 2009. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $12,920 in fiscal 2009 and $118 in fiscal 2010 in accordance with ASC Topic 718. On November 6, 2007, Mr. Leeburg was granted a restricted stock unit for 10,000 shares which vests on November 6, 2011. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $8,714 in fiscal 2009 and $7,123 in fiscal 2010 and expects to recognize $7,123 in fiscal 2011 and $574 in fiscal 2012 in accordance with ASC Topic 718. On October 30, 2008, Mr. Leeburg was granted a restricted stock unit for 15,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on October 30, 2011. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $2,040 in fiscal 2009 and $3,060 in fiscal 2010 and expects to recognize $3,060 in fiscal 2011 and $1,020 in fiscal 2012 in accordance with ASC Topic 718. On February 4, 2010, Mr. Leeburg was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on February 4, 2013. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $4,155 in fiscal 2010 and expects to recognize $9,970 in fiscal 2011 and fiscal 2012 and $5,815 in fiscal 2013 in accordance with ASC Topic 718.

Gary Silverman

Cash Compensation (Base Fees and Position Fees). Mr. Silverman earned total cash compensation for his services to the Company in fiscal 2010 in the amount of $30,800. This represents his retainer and fee for compensation committee chair for fiscal 2010. Fees paid were $30,800 with $6,300 due in accounts payable at year end. The base fees to Mr. Silverman for fiscal 2010 constituted approximately 68% of the total fees paid to Mr. Silverman as set forth in the “Total” column in the Summary Compensation Table.

 Long-Term Equity Incentive Awards. On November 10, 2005, Mr. Silverman was granted a stock option for 6,100 shares which vested one-third each on the first, second and third anniversary of the grant date. Based on the vesting schedule of the option, the Company recognized compensation expense of $2,293 in fiscal 2009 in accordance with ASC Topic 718. On February 1, 2008, Mr. Silverman was granted a stock option for 15,000 shares which vested on the one third each on the first, second and third anniversary of the grant date. Based on the vesting schedule of the option, the Company recognized compensation expense prior to fiscal 2009 in accordance with ASC Topic 718. On November 10, 2005, Mr. Silverman was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on November 10, 2009. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $1,268 in fiscal 2009 and $117 in fiscal 2010 in accordance with ASC Topic 718. On October 27, 2006, Mr. Silverman was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on October 27, 2009. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $12,920 in fiscal 2009 and $118 in fiscal 2010 in accordance with ASC Topic 718. On November 6, 2007, Mr. Silverman was granted a restricted stock unit for 10,000 shares which vests on November 6, 2011. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $8,714 in fiscal 2009 and $7,123 in fiscal 2010 and expects to recognize $7,123 in fiscal 2011 and $5,734 in fiscal 2012 in accordance with ASC Topic 718. On October 30, 2008, Mr. Silverman was granted a restricted stock unit for 15,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on October 30, 2011. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $2,040 in fiscal 2009 and $3,060 in fiscal 2010 and expects to recognize $3,060 in fiscal 2011 and $1,020 in fiscal 2012 in accordance with ASC Topic 718. On February 4, 2010, Mr. Silverman was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on February 4, 2013. Based on the vesting schedule of the restricted stock unit, the Company recognized compensation expense of $4,155 in fiscal 2010 and expects to recognize $9,970 in fiscal 2011 and fiscal 2012 and $5,815 in fiscal 2013 in accordance with ASC Topic 718.

Stock Option/Restricted Stock Program

All directors are eligible to receive equity incentives under the Company’s Amended and Restated Omnibus Incentive Plan, including stock options, restricted stock awards or units.

In fiscal year 2010, the following directors received grants under the Company’s Amended and Restated Omnibus Incentive Plan:

	Restricted Stock Units
Name of Director	Number of Units Granted	Grant Date	Fair Value Price Per Share
Dr. Steve Brueck	15,000	2/4/2010	$1.99
Sohail Khan	15,000	2/4/2010	$1.99
Louis Leeburg	15,000	2/4/2010	$1.99
Robert Ripp	15,000	2/4/2010	$1.99
Gary Silverman	15,000	2/4/2010	$1.99
	75,000

Equity Compensation Plan Information

The following table sets forth as of June 30, 2010, the end of the Company’s most recent fiscal year, information regarding (i) all compensation plans previously approved by the stockholders and (ii) all compensation plans not previously approved by the stockholders:

Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise and grant price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders	1,715,625	$6.33	480,161

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITOR

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Cross Fernandez & Riley LLP (“CFR”) as our independent auditors for the Company’s fiscal year ending June 30, 2011. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our By-laws or otherwise, we are submitting the selection of CFR to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of CFR will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

The following table presents fees paid or to be paid for professional audit services rendered by CFR for the audit of the Company’s annual financial statements during the years ended June 30, 2010 and 2009, and fees billed for other services rendered by CFR:

	Fiscal 2010	Fiscal 2009
Audit Fees (1)	124,677	175,597
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total All Fees	$124,677	$175,597

(1)
Audit Fees consisted of fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports, and review of other documents filed with the Securities and Exchange Commission within those fiscal years.

The Audit Committee has adopted policies and procedures to oversee the external audit process including engagement letters, estimated fees and solely pre-approving all permitted audit and non-audit work performed by CFR. The Audit Committee has pre-approved all fees for audit and non-audit work performed.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
THE RATIFICATION OF CFR AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING JUNE 30, 2011

PROPOSAL NO. 3

STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THE PROXY STATEMENT
UNDER THE SECTION TITLED “EXECUTIVE COMPENSATION”, INCLUDING THE COMPENSATION TABLES AND OTHER NARRATIVE EXECUTIVE COMPENSATION DISCLOSURES THEREIN, REQUIRED BY ITEM 402 OF SEC REGULATION S-K

We believe executive compensation is an important matter for the Company’s stockholders.  A fundamental principle of the Company’s executive compensation philosophy and practice continues to be to pay for performance.  An executive officer’s compensation package is comprised of two components: (i) a base salary, which reflects individual performance and expertise and (ii) bonus and long-term incentive awards, tied to the achievement of certain performance goals that the Compensation Committee establishes from time to time for the Company.  We believe that this type of compensation program is consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns.  We urge you to read this Proxy Statement for additional details on the Company’s executive compensation, including the Company’s compensation philosophy and objectives and the fiscal year 2010 compensation of the named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive pay philosophy, policies and procedures.  This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.  Given the information provided above and elsewhere in this Proxy Statement, the Board of Directors asks you to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers described in the Proxy Statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Regulation S-K.”

As an advisory vote, this proposal is non-binding on the Company.  However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT UNDER THE SECTION TITLED “EXECUTIVE COMPENSATION”, INCLUDING THE COMPENSATION TABLES AND OTHER NARRATIVE EXECUTIVE COMPENSATION DISCLOSURES THEREIN, REQUIRED BY ITEM 402 OF SEC REGULATION S-K

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY THAT STOCKHOLDER ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS WILL BE TAKEN

As discussed above in Proposal No. 3, executive compensation is an important matter for the Company’s stockholders.  In connection with recently enacted legislation, companies are required to provide a separate stockholder advisory vote once every six years to determine whether the stockholders’ say-on-pay vote should occur every year, every two years or every three years.  We believe that approval of executive compensation should occur every three years, as stockholder feedback on executive compensation would be more useful if the success of our compensation program is judged over a period of time.

The Company is asking stockholders to vote on whether the say-on-pay vote should occur every year, every two years or every three years.  As an advisory vote, this proposal is non-binding on the Company.  However, the Board of Directors values the opinions of our stockholders and will consider the outcome of the vote when determining how often a say-on-pay advisory vote of the stockholders should be taken.

THE BOARD OF DIRECTORS RECOMMENDS VOTING THAT THE FREQUENCY THAT STOCKHOLDER ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR “EVERY THREE YEARS”

OTHER BUSINESS

The Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting of stockholders other than that for which notice is provided in this proxy statement and the accompanying notice.  In the event any other matters properly come before the Annual Meeting, it is expected that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

2010 ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report for 2010, which contains the Company’s Form 10-K for the fiscal year ended June 30, 2010, and consolidated financial statements, as filed with the Securities and Exchange Commission, have been included in this mailing.  Additional copies may be obtained without charge to stockholders upon written request to Investor Relations at 2603 Challenger Tech Court, Suite 100, Orlando, Florida USA 32826.  In addition, copies of this document, the Form 10-K and all other documents filed electronically by the Company may be reviewed and printed from the SEC’s website at: http://www.sec.gov.

By Order of the Board of Directors,

J. James Gaynor

President & Chief Executive Officer
Orlando, Florida
January 3, 2011

PROXY

ANNUAL MEETING OF STOCKHOLDERS
LIGHTPATH TECHNOLOGIES, INC.
February 3, 2011

This Proxy is solicited and proposed by the Board of Directors of LightPath Technologies, Inc.,
which recommends that you vote ”For” proposals 1, 2 and 3 and in favor of  “every 3 years” in proposal 4.

The undersigned hereby appoints Robert Ripp (the “Proxy”), with power of substitution, to vote on the following matters, which may properly come before the Annual Meeting of Stockholders of LightPath Technologies, Inc. to be held on February 3, 2011, or any adjournment or postponement thereof. The Proxy shall cast votes according to the number of shares of common stock of the Company which the undersigned may be entitled to vote with respect to the proposal set forth below, in accordance with the specification indicated, if any, and shall have all the powers which the undersigned would possess if personally present. The undersigned hereby revokes any prior proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said Proxy may lawfully do by virtue hereof and thereof.

(1)	Proposal No. 1: To approve the election of Class I Directors. Nominees are:

	Robert Ripp	☐ FOR	☐ WITHHOLD AUTHORITY
	J. James Gaynor	☐ FOR	☐ WITHHOLD AUTHORITY

(2)	Proposal No. 2: To ratify the selection of Cross, Fernandez & Riley LLP as independent auditors.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)
Proposal No. 3: An advisory vote of the compensation of our named executive officers disclosed in the proxy statement under the section titled “Executive Compensation”,  including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of SEC Regulation S-K.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)	Proposal No. 4: An advisory vote on the frequency that stockholder advisory votes to approve the compensation of our named executive officers will be taken.

☐ Every 1 year ☐ Every 2 years ☐ Every 3 years ☐ ABSTAIN

 In his/her discretion, the proxy is authorized to vote on such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

☐	If you plan to attend the Annual Meeting, please check here

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED ‘FOR’ ALL ITMES UNDER PROPOSAL NOS. 1, 2 AND 3 AND “EVERY 3 YEARS” UNDER PROPOSAL NO. 4.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and the Proxy Statement dated January 3, 2011 and a copy of the Company’s Annual Report on Form 10-K.

Date:

Date:
Signatures of Stockholder(s)

NOTE: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING
THE ENCLOSED POSTAGE PAID ENVELOPE THANK YOU